BLACK HILLS CORPORATION
625 Ninth Street
Rapid City, South Dakota 57701

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
MAY 26, 2004

April 14, 2004

Dear Shareholder:

        You are invited to attend the annual meeting of shareholders of Black Hills Corporation to be held on Wednesday, May 26, 2004 at 9:30 a.m., local time, at The Journey Museum, 222 New York Street, Rapid City, South Dakota. The purpose of our annual meeting is to consider and take action on the following:

1. Election of three Directors in Class I: Jack W. Eugster, Richard Korpan and Thomas J. Zeller.

2. Ratification of Deloitte & Touche LLP to serve as independent auditors for the year 2004.

3. Any other business that properly comes before the annual meeting.

        The enclosed proxy statement discusses the important matters to be considered at this year’s meeting. Our common shareholders of record as of April 7, 2004 can vote at the annual meeting.

        Your vote is very important. You may vote your shares by telephone, by the Internet or by returning the enclosed proxy. If you own shares of common stock other than the shares shown on the enclosed proxy, you will receive a proxy in a separate envelope for each such holding. Please vote each proxy received. To make sure that your vote is counted if voting by mail, you should allow enough time for the postal service to deliver your proxy before the meeting.

Sincerely,

ROXANN R. BASHAM

Vice President - Governance and Corporate Secretary

BLACK HILLS CORPORATION
625 Ninth Street
Rapid City, South Dakota 57701

PROXY STATEMENT

        A proxy in the accompanying form is solicited by the Board of Directors of Black Hills Corporation, a South Dakota corporation, to be voted at the annual meeting of our shareholders to be held Wednesday, May 26, 2004, and at any adjournment of the annual meeting.

        The enclosed form of proxy, when executed and returned, will be voted as set forth therein. Any shareholder signing a proxy has the power to revoke the proxy in writing, addressed to our secretary, or in person at the meeting at any time before the proxy is exercised.

        We will bear all costs of the solicitation. In addition to solicitation by mail, our officers and employees may solicit proxies by telephone, fax, or in person. We have retained Georgeson Shareholder Communications, Inc. to assist us in the solicitation of proxies at an anticipated cost of $5,500 plus out-of-pocket expenses. Also, we will, upon request, reimburse brokers or other persons holding stock in their names or in the names of their nominees for reasonable expenses in forwarding proxies and proxy materials to the beneficial owners of stock.

        This proxy statement and the accompanying form of proxy are to be first mailed on or about April 14, 2004. Our 2003 annual report to shareholders is being mailed to shareholders with this proxy statement.

VOTING RIGHTS AND PRINCIPAL HOLDERS

        Only our shareholders of record at the close of business on April 7, 2004, will be entitled to vote at the meeting. Our outstanding voting stock as of such record date consisted of 32,417,423 shares of our common stock.

        Each outstanding share of our common stock is entitled to one vote. Cumulative voting is permitted in the election of our Board of Directors. Each share is entitled to three votes, one each for the election of three directors, and the three votes may be cast for a single person or may be distributed among two or three persons.

TABLE OF CONTENTS

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING PROCESS	1
ITEM 1: ELECTION OF DIRECTORS	4
Security Ownership of Management and Principal Shareholders	8
Section 16(a) Beneficial Ownership Reporting Compliance	9
The Board, Committees and Corporate Governance Matters	9
Related Party Transaction	11
Directors' Fees	11
Executive Compensation	12
Retirement Plans	17
Retirement Benefits	18
Nonqualified Deferred Compensation Plan	18
Retirement Savings Plan	19
Executive Employment Contracts, Severance Agreements and Change of Control Agreements	19
Audit Committee Report	22
Principal Accounting Firm Fees	23
Stock Performance Graph	24
ITEM 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS	25
ITEM 3: TRANSACTION OF OTHER BUSINESS	25
Shareholder Proposals for 2005 Annual Meeting	25
Shared Address Shareholders	26
Annual Report on Form 10-K	26
APPENDIX A - AUDIT COMMITTEE CHARTER

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE
ANNUAL MEETING PROCESS

Q:	Who is soliciting my proxy?

A:	The Board of Directors of Black Hills Corporation.

Q:	Where and when is the annual meeting?

A:	9:30 a.m., Mountain Time, May 26, 2004 at The Journey Museum, 222 New York Street, Rapid City, South Dakota.

Q:	What am I voting on?

A:	• Election of three Directors in Class I: Jack W. Eugster, Richard Korpan and Thomas J. Zeller. • Ratification of Deloitte & Touche LLP as our independent auditors for 2004.

Q:	Who can vote?

A:

Holders  of our common stock as of the close of business on the record date, April 7, 2004, can vote at our annual meeting. Each share of our common stock gets one vote. Cumulative voting is permitted in the election of directors. Each share is entitled to three votes, one each for the election of three directors, and the three votes may be cast for a single person or may be distributed among two or three persons.

Q:	How do I vote?

A:	There are three ways to vote by proxy:

• by calling the toll free telephone number on the enclosed proxy; • by using the Internet; or • by returning the enclosed proxy in the envelope provided.

You may be able to vote by telephone or the Internet if your shares are held in the name of a bank or broker. If this is the case, you will need to follow their instructions.

If we receive your signed proxy before the annual meeting, we will vote your shares as you direct. You can specify on your proxy whether your shares should be voted for all, some or none of the nominees for directors. You can also specify whether you approve, disapprove or abstain from the other proposal.

If you do not mark any sections, your proxy card will be voted:

• in favor of the election of the directors named in Item 1; and • in favor of Item 2.

You have the right to revoke your proxy any time before the meeting by:

•  entering a new vote by telephone or Internet;
•  notifying our secretary in writing;
•  sending a later dated proxy changing your vote; or
•  attending the meeting in person and revoking your proxy at any time before the proxy is exercised.

Q:	Who will count the vote?

A:	Representatives of Wells Fargo Bank, N.A. will count the votes and serve as judges of the election.

Q:	What constitutes a quorum?

A:

As of the record date, April 7, 2004, 32,417,423 shares of our common stock were issued and outstanding. In order to conduct the annual meeting, more than one-half of the outstanding shares must be present or be represented by proxy. This is referred to as a “quorum.” If you submit a properly executed proxy card, you will be considered as part of the quorum. Proxies marked as abstaining and broker non-votes on any proposal to be acted on by shareholders will be treated as present at the annual meeting for purposes of determining a quorum.

Q:	What vote is needed for these proposals to be adopted?

A:

The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked “Withhold authority”with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

For each other item, the affirmative vote of the holders of a majority of the shares represented at the meeting and entitled to vote on the item will be required for approval. A properly executed proxy marked “Abstain” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

If you hold your shares in “street name” through a broker or nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Q:	Is cumulative voting permitted for the election of directors?

A:

In the election of directors, you may elect to cumulate your vote. Cumulative voting will allow you to allocate among the director nominees, as you see fit, the total number of votes equal to the number of director positions to be filled multiplied by the number of shares you hold. For example, if you own 100 shares of stock, and there are three directors to be elected at the annual meeting, you could allocate 300 “For”votes (three times 100) among as few or as many of the three nominees to be voted on at the annual meeting as you choose.

If you chose to cumulate your votes, you will need to submit a proxy card or a ballot and make an explicit statement of your intent to cumulate your votes, either by indicating in writing on the proxy card or by indicating in writing on your ballot when voting at the annual meeting. If you hold shares beneficially in street name and wish to cumulate votes, you should contact your broker, trustee or nominee.

Q:	What should I do now?

A:

You should vote your shares by telephone, by the Internet or by returning your signed and dated proxy card in the enclosed envelope as soon as possible so that your shares will be represented at the annual meeting.

Q:	Who conducts the proxy solicitation and how much will it cost?

A:

 We are asking for your proxy for the annual meeting and will pay all the cost of asking for shareholder proxies. We have hired Georgeson Shareholder Communications, Inc. to help us send out the proxy materials and ask for proxies. Georgeson Shareholder Communications, Inc.‘s fee for these services is anticipated to be $5,500, plus out-of-pocket expenses. We can ask for proxies through the mail or by telephone, fax, or in person. We can use our directors, officers and regular employees to ask for proxies. These people do not receive additional compensation for these services. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of our common stock.

Q:	Can I revoke my proxy?

A:

Yes. You can change your vote in one of four ways at any time before your proxy is used. First, you can enter a new vote by telephone or Internet. Second, you can revoke your proxy by written notice. Third, you can send a later dated proxy changing your vote. Fourth, you can attend the meeting and vote in person.

Q:	How will my shares be voted if they are held in a broker’s name?

A:	Your broker may vote shares nominally held in its name, or in what is commonly called “street name,” under some circumstances, only if you provide the broker with written instructions on how to vote.

Q:	What happens if I do not give my broker instructions?

A:	Absent your instructions, under some circumstances, these shares will not be voted. Therefore, we urge you to instruct your broker in writing to vote shares held in street name.

Q:	Who should I call with questions?

A:	If you have questions about the annual meeting, you should call Roxann R. Basham, Vice President - Governance and Corporate Secretary, at (605) 721-1700.

Q:	When are the shareholder proposals for the annual meeting held in 2005 due?

A:

In order to be considered, you must submit proposals for next year’s annual meeting in writing to our Corporate Secretary at our executive offices at 625 Ninth Street, P.O. Box 1400, Rapid City, South Dakota 57709, prior to December 15, 2004.

ITEM 1:  ELECTION OF DIRECTORS

        In accordance with our Bylaws and Article Sixth of our Articles of Incorporation, members of our Board of Directors are elected to three classes of staggered terms consisting of three years each. At this annual meeting of our shareholders, three directors will be elected to Class I of the Board of Directors to hold office for a term of three years until our annual meeting of shareholders in 2007, and until their respective successors shall be duly elected and qualified.

        Two nominees for directors are presently members of our Board of Directors, and one is not. Messrs. Eugster and Korpan, both of whom are standing for election by our shareholders for the first time in connection with this proxy statement, were each identified by a third party search firm. The proxy attorneys will vote your stock for the election of the three nominees for directors listed below, unless otherwise instructed. If, at the time of the meeting, any of such nominees shall be unable to serve in the capacity for which they are nominated or for good cause will not serve, an event which the Board of Directors does not anticipate, it is the intention of the persons designated as proxy attorneys to vote, at their discretion, for such nominees as the Governance Committee may recommend and the Board of Directors may propose to replace those who are unable to serve. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of the nominees to the Board of Directors.

        The following information, including principal occupation or employment for the past five or more years, is furnished with respect to each of the following persons who are nominated as Class I Directors, each to serve for a term of three years to expire in 2007.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE FOLLOWING NOMINEES:

Nominees for Election Until 2007 Annual Meeting — Class I
Name, Age, Principal Occupation for Last Five Years and Other Directorships	Director Since
Jack W. Eugster, 58	--
Non-Executive Chairman of Shopko Stores, Inc., a general merchandise discount store chain, since 2001. Former Chairman, CEO and President of Musicland Stores, Inc., from 1986 to 2001. Currently Director of
Donaldson Co., Inc., since 1993, and Graco, Inc., since February, 2004
Excelsior, Minnesota
Richard Korpan, 62	2003
Former Chief Executive Officer and Chairman of Florida Progress
Corporation, an electric utility located in St. Petersburg, Florida, from 1991 to December 2000
Evergreen, Colorado
Thomas J. Zeller, 56	1997
President, RESPEC, a technical consulting and services firm
with expertise in engineering, environmental and information technologies, since 1995
Rapid City, South Dakota

Directors Whose Terms Expire at 2005 Annual Meeting — Class II
Name, Age, Principal Occupation for Last Five Years and Other Directorships	Director Since
David R. Emery, 41	2004
President and Chief Executive Officer of Black Hills Corporation,
since January 2004. Formerly, President and Chief Operating
Officer of our Retail Business Segment. Mr. Emery has 14 years of experience with Black Hills Corporation
Rapid City, South Dakota
Bruce B. Brundage, 68	1986
President and Director, Brundage & Company,
a Colorado-based firm providing, since 1973, financial and advisory services to business concerns primarily located in the Western
United States
Larkspur, Colorado
Kay S. Jorgensen, 53	1992
Owner and Chief Executive Officer, Jorgensen-Thompson
Creative Broadcast Services, Inc., providing radio broadcast services in the Western United States, since 1997. Previously served in the
South Dakota State Legislature and on various state and local boards and commissions
Spearfish, South Dakota
Daniel P. Landguth, 57	1989
Chairman of the Board of Black Hills Corporation, since 1991
Retired as our Chief Executive Officer in January 2004. Mr. Landguth
has 34 years experience with Black Hills Corporation
Rapid City, South Dakota

        On January 9, 2004, David S. Maney resigned as a Class II Director of Black Hills Corporation. The Board of Directors elected Mr. Emery to serve as a Director in Class II to replace Mr. Maney.

        Mr. Landguth retired as Chief Executive Officer of Black Hills Corporation in January 2004. Mr. Landguth will remain Chairman of the Board and a Director in Class II until the current term of Class II Directors expires at the 2005 annual meeting.

Directors Whose Terms Expire at 2006 Annual Meeting — Class III
Name, Age, Principal Occupation for Last Five Years and Other Directorships	Director Since
David C. Ebertz, 58	1998
President, Dave Ebertz Risk Management Consulting, a firm
specializing in insurance and risk management services for schools and public entities, since January 2000. Owner and President,
Barlow Agency, Inc., an insurance agency, from 1976 to
December 1999
Gillette, Wyoming
John R. Howard, 63	1977
Former President, Industrial Products, Inc., an industrial parts distributor, providing equipment and supplies to the mining and manufacturing industries from 1992 to 2003. Recently retired as
Special Projects Manager for Linweld, Inc. in Lincoln, Nebraska
Rapid City, South Dakota
Stephen D. Newlin, 51	2004
President, Industrial Sector, of Ecolab, Inc., a provider of cleaning, sanitizing, food safety, chemicals and equipment serving industrial, institutional, health care, food and beverage industries, since 2003
Private Investor and Business Advisor, 2001 - 2003. President,
Chief Operating Officer and Director of Nalco Chemical Company,
a water treatment and process treatment specialty chemical
company, from 1998 to 2001
Medina, Minnesota

Security Ownership of Management and Principal Shareholders

        The following table sets forth the beneficial ownership of our common stock as of March 15, 2004 for each director and nominee for director, each executive officer named in the summary compensation table, all of our directors and executive officers as a group, and each person or entity known by us to beneficially own more than five percent of our outstanding shares of common stock. Beneficial ownership includes shares a director or executive officer has the power to vote or transfer, and stock options that are exercisable currently or within 60 days of March 15, 2004.

        Except as otherwise indicated by footnote below, we believe that each individual or entity named has sole investment and voting power with respect to the shares of common stock indicated as beneficially owned by that individual or entity.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Options Exercisable Within 60 Days	Directors Common Stock Equivalents(1)	Total	Percentage(2)

Directors and Named
Executive Officers
Bruce B. Brundage	7,532			8,494	16,026	*
David C. Ebertz	4,192			2,010	6,202	*
David R. Emery	14,692	(3)	58,158		72,850	*
Jack W. Eugster	2,000				2,000	*
John R. Howard	16,864			7,087	23,951	*
Everett E. Hoyt	35,433		95,365		130,798	*
Kay S. Jorgensen	5,044			3,565	8,609	*
Richard Korpan	2,000			370	2,370	*
Daniel P. Landguth	88,493		89,395		177,888	*
Stephen D. Newlin	1,066			41	1,107	*
Thomas M. Ohlmacher	16,192		77,127		93,319	*
John W. Salyer	26,698	(4)	15,666		42,364	*
Thomas J. Zeller	2,828	(5)		2,317	5,145	*
All directors and executive
officers as a group
(20 persons)	303,946		609,036	23,884	936,866	2.9%
Five Percent Shareholders
Gerald R. Forsythe; Michelle R.
Forsythe, et. al
1111 S. Willis Avenue
Wheeling, IL 60090	1,687,565	(6)	15,666	281	1,703,512	5.2%

_________________

* Represents less than one percent of the common stock outstanding.

        (1)Represents common stock allocated to the directors’ accounts in the directors’ stock based compensation plan, of which the trustee has sole voting and investment authority.

        (2)Shares of common stock which were not outstanding but could be acquired by a person upon exercise of an option within sixty days of March 15, 2004, or conversion of the Series 2000-A Convertible Preferred Stock are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

        (3)Includes 8,213 shares owned jointly with Mr. Emery’s spouse as to which he shares voting and investment authority.

        (4)Includes 932 shares of Series 2000-A Preferred Stock which are convertible into 26,628 shares of common stock at his option at any time and automatically convert on July 7, 2005.

        (5)Includes 225 shares owned jointly with Mr. Zeller’s spouse as to which he shares voting and investment authority, and 50 shares held by Mr. Zeller’s son as to which he has no voting or investment authority.

        (6)Represents shares held by the following individuals who became shareholders as a result of the Indeck acquisition: Gerald R. Forsythe (1,168,495 shares), Michelle R. Fawcett (123,107 shares), Marsha Fournier (123,107 shares), Monica J. Breslow (123,219 shares), Melissa S. Forsythe (123,219 shares) and John W. Salyer, Jr. (26,698 shares plus 15,666 stock options). The beneficial shares include 7,771 shares of Series 2000-A Preferred Stock which are convertible into 222,028 shares of common stock at their option at any time and automatically convert on July 7, 2005. Information relating to the shareholders is based on the shareholders’ Schedule 13D dated July 5, 2000, Mr. Forsythe’s and Mr. Salyer’s Forms 4 and 5 filed with the Securities and Exchange Commission, Mr. Salyer’s Officer Questionnaire and shares issued by us under the Indeck earn-out calculation. The Schedule 13D indicates that the shareholders may be deemed to be a group for purposes of the Securities Exchange Act of 1934.

Section 16(a) Beneficial Ownership Reporting Compliance

        Based solely upon a review of our records and copies of reports on Form 3, 4 and 5 furnished to us, we believe that during 2003 all persons subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, filed the required reports on a timely basis.

The Board, Committees and Corporate Governance Matters

Board of Directors. Directors of Black Hills Corporation review and approve our strategic plan and oversee management of the Company. Our Board of Directors held sixteen meetings during 2003. All directors attended at least 75 percent of the combined total of Board meetings and Committee meetings on which the director served. The Company encourages directors to attend the annual shareholders’ meeting. All directors holding office during 2003 were in attendance at the 2003 annual meeting of shareholders, with the exception of Mr. Korpan, who was elected to fill a vacancy on the Board after the 2003 annual meeting.

Corporate Governance Guidelines. In December 2003, the Board amended its Corporate Governance Guidelines (the “Guidelines”) to meet or exceed the new listing standards of the New York Stock Exchange (“NYSE”). The Guidelines state “To be independent, the Board should consist of a substantial majority of outside, Independent Directors, with a maximum of three inside, employee Directors.” The full text of the Guidelines can be found in the “Governance” section of the Company’s website (www.blackhillscorp.com/corpgov.htm). A copy may also be obtained upon request from the Company’s Corporate Secretary. Please note that none of the information contained on our website is incorporated by reference in this proxy statement.

Board Independence. The NYSE listing standards require that a majority of directors be independent directors in accordance with NYSE rules regarding independence. Generally, the NYSE rules would prohibit a director from qualifying as an independent director if the director (or in some cases, members of the director’s immediate family) has, or in the past three years has had, certain relationships or affiliations with the Company, its external or internal auditors, or other companies that do business with the Company. Pursuant to these standards and the Guidelines, the Board undertook its annual review of director independence in February 2004. As a result of this review, the Board affirmatively determined that all of the directors nominated for election at the annual meeting, and all directors other than Messrs. Landguth, Emery and Hoyt, are independent of the Company and its management. Messrs. Landguth, Emery and Hoyt are not independent because they are senior executives of the Company.

Executive Committee. Our Executive Committee is comprised of David R. Emery, John R. Howard, Everett E. Hoyt, Kay S. Jorgensen, Daniel P. Landguth and Thomas J. Zeller, with Mr. Landguth serving as Chairperson. The Committee acts upon authority delegated by the Board of Directors in the interval between meetings of the Board. The Executive Committee held two meetings during 2003.

Lead Director, Executive Sessions and Communications with the Board. In late 2001, the Board of Directors established the position of Lead Director. John R. Howard was elected to hold this position, and continues to do so. The responsibilities of Lead Director, as provided in the Board’s Governance Guidelines, are to chair executive sessions of the Independent Directors and communicate the Board’s annual evaluation of the Chairman and CEO to those individuals. The Lead Director, together with the Independent Directors, establishes the agenda for executive sessions, which are held at the end of each regular Board meeting. The Lead Director serves as a liaison between the Independent members of the Board and the Chairman and CEO, and discusses, to the extent appropriate, matters discussed by the non-management directors in executive session. The Lead Director also presides over regular meetings of the Board in the absence of the Chairman. Shareholders and others interested in communicating directly with the Lead Director, with the non-management directors as a group, or the Board of Directors may do so in writing to the Lead Director, Black Hills Corporation, P.O. Box 1400, 625 Ninth Street, Rapid City, South Dakota, 57709.

Compensation Committee. Our Compensation Committee is comprised of David C. Ebertz, John R. Howard, Kay S. Jorgensen, Richard Korpan and Thomas J. Zeller, with Mr. Zeller serving as Chairperson. The Committee performs functions required by the Board of Directors in the administration of all federal and state statutes relating to employment and compensation, recommends to the Board of Directors compensation for officers, and considers and approves the Company’s compensation program including benefits, stock option plans and stock ownership plans. All of the members of the Committee are independent within the meaning of the listing standards of the NYSE and the Company’s Corporate Governance Guidelines. The Compensation Committee held seven meetings in 2003.

Audit Committee. Our Audit Committee is comprised of Bruce B. Brundage, John R. Howard, Kay S. Jorgensen and Thomas J. Zeller, with Mr. Brundage serving as Chairperson. The Committee appoints an independent accounting firm for ratification by our shareholders, pre-approves all audit and non-audit services provided by the external auditors, reviews the scope and results of the annual audit including reports and recommendations of the independent auditors, reviews our internal audit function, and periodically confers with the internal audit group, our management, and our independent accountants. All of the members of the Committee are independent within the meaning of the listing standards of the NYSE and the Company’s Corporate Governance Guidelines. The Audit Committee held ten meetings in 2003.

Governance Committee. Our Governance Committee is comprised of Bruce B. Brundage, David C. Ebertz, John R. Howard and Stephen D. Newlin, with Mr. Howard serving as Lead Director and Chairperson. The Governance Committee operates under a written charter, the full text of which is available in the “Governance” section of the Company’s website (www.blackhillscorp.com/corpgov.htm). The Committee identifies, investigates and recommends prospective directors to the Board with the goal of creating a balance of knowledge, experience and diversity. The Bylaws and the Charter of the Governance Committee provide that the Lead Director shall serve as Chairperson. All of the members of the Committee are independent within the meaning of the listing standards of the NYSE and the Company’s Corporate Governance Guidelines. The Governance Committee held six meetings in 2003.

        Members of the Committees referred to above are designated by our directors upon recommendation of the Governance Committee each year at a meeting held following our annual meeting of shareholders.

Consideration of Director Nominees. The Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event vacancies are anticipated, or otherwise arise, the Committee considers various potential candidates for director. Board candidates are considered based upon various criteria, including diverse business, administrative and professional skills or experiences; an understanding of relevant industries, technologies and markets; financial literacy; independence status; the ability and willingness to contribute time and special competence to Board activities; personal integrity and independent judgment; and a commitment to enhancing shareholder value. The Committee considers these and other factors as it deems appropriate, given the current needs of the Board and the Company. The Committee considers candidates for Board membership suggested by a variety of sources, including current or past Board members, members of management and shareholders. There are no differences in the manner by which the Committee evaluates director candidates recommended by shareholders from those recommended by other sources. The Committee has also retained a third-party executive search firm to identify candidates upon request of the Committee from time to time. Messrs. Eugster and Korpan, both of whom are standing for election by our shareholders for the first time in connection with this proxy statement, were each identified by a third party search firm.

        Nominations from our shareholders for membership on the Board of Directors will be considered by the Governance Committee. A shareholder who wishes to submit names for future consideration for Board membership should do so in writing, with whatever supporting material the shareholder considers appropriate, addressed to Governance Committee, c/o Corporate Secretary, Black Hills Corporation, P.O. Box 1400, Rapid City, South Dakota 57709.

Related Party Transaction

        Gerald R. Forsythe, a member of the group owning more than five percent of common stock, owns Forsythe Building Fund which leases an office building to our subsidiary, Black Hills Generation, Inc. for approximately $10,961 per month.

Directors’ Fees

        Directors who are not officers receive an annual fee of $24,000 plus a fee of $1,000 for each board meeting and committee meeting attended, provided such committee meetings are substantive in nature and content. Also, the Lead Director receives an annual retainer fee of $8,000 and the Committee Chairpersons receive an annual retainer fee of $4,000.

        In addition, each outside director receives common stock equivalents equal to $15,000 per year divided by the market price of our common stock. The common stock equivalents are payable in stock or cash at retirement or can be deferred at the election of the director.

        In May 2003, the Compensation Committee also awarded Mr. Howard a one-time payment in the amount of $18,000 for special services performed in 2002 as a director, relating to CEO succession planning and board member search activities.

        Members of our Board of Directors are required to beneficially own 100 shares of common stock when they are initially elected a director and to apply at least 50 percent of his or her retainer toward the purchase of additional shares until the director has accumulated at least 2,000 shares of common stock.

Executive Compensation

Compensation Committee Report

        The Compensation Committee of the Board of Directors is composed entirely of independent directors. The Committee is responsible for developing and overseeing the implementation of the Company’s executive compensation philosophy, policies and programs. The components of our executive compensation program consist of a base salary, an annual incentive plan and a long-term incentive award program. The committee oversees and administers the incentive compensation programs including the determination of the annual and long-term incentive awards.

The executive compensation strategy is based on principles designed to:
•  Promote the relationship between pay and performance;
•  Attract, retain and encourage the development of highly qualified and motivated executives;
•  Recognize and reward outstanding performance;
•  Provide compensation that is competitive; and
•  Promote overall corporate performance linked to the interest of our shareholders.

        The full text of the Compensation Committee Charter is available in the “Governance” section of the Company’s website (www.blackhillscorp.com/corpgov.htm).

        The Committee retains the services of an independent international consulting firm, Hewitt Associates, to review and evaluate our compensation program as compared to compensation practices of other companies with similar characteristics, including size, type of business and compensation philosophy. In addition, the Committee also engaged an independent consultant to review and provide guidance regarding Black Hills Corporation’s executive compensation philosophy and practices and trends in compensation programs. In response to the increased competition in the energy industry and changes in the size and mix of our business, the comparative groups are comprised of both utility and general industry companies. (The companies included in the comparative group are not identical to those included in the EEI Investor-Owned Electrics Index in the Stock Performance Graph included in this proxy statement). The Committee seeks to establish a market based competitive compensation program that is at or near the median, 50th percentile, of the comparative groups surveyed. Recommendations made by the Committee are based upon the market analysis, company performance, achievement of individual performance objectives and level and nature of responsibilities.

        Stock ownership guidelines, applicable to all officers participating in the Long-Term Incentive Plan (as described below), were established by the Board of Directors in 2003. Black Hills Corporation believes it is important for officers to hold Company stock which further links performance to the interest of our shareholders. A “retention ratio” approach to stock ownership was incorporated into the guidelines. This approach requires officers to hold on to 100 percent of all shares that are awarded through Company incentive plans until specific ownership goals are achieved. Ownership guidelines are denominated in shares which are equal to approximate multiples of base pay. The Chief Executive Officer – 90,000 shares, Chief Operating Officer – 60,000 shares, senior management officers – 25,000 shares, other corporate officers and business unit leaders – 5,000 shares.

        In April 2003, the Compensation Committee reviewed the base salary of the Chairman and Chief Executive Officer, Daniel P. Landguth. In determining the base salary, the Committee considered the recommendations from the Hewitt Associates study as well as the goals and objectives of the strategic plan which included financial measurements such as earnings growth and stock performance and the accomplishment of individual goals covering the previous 12-month performance period. The Committee recommended to the Board of Directors, which was approved, a base wage increase for Mr. Landguth of 4.0 percent based off a prior base wage of $516,100.

        We currently maintain a variety of employee benefit plans and programs in which our executive officers may participate, including the Short-Term Annual Incentive Compensation Program, the Retirement Savings Plan, the Pension Plan, and the Pension Equalization Plan. With the exception of the Short-Term Annual Incentive Plan and the Pension Equalization Plan, these benefit plans and programs are generally available to all of our employees.

        The Short-Term Annual Incentive Compensation Program is designed to recognize and reward the contributions of individual executives as well as the contributions that group performance makes to corporate success. Our corporate officer group is eligible to participate in this plan. The program has goals based upon the financial performance of the Corporation including earnings per share, operating income, stock growth as well as other strategic goals. Specific performance goals include items such as divisional objectives, acquisition and divestiture activities, and employee and organizational development. Target award levels are a percent of each participant’s base salary. A target award is comparable to the average payout award of the comparator group at the 50th percentile level. The target percentage for our Chairman and Chief Executive Officer was 55 percent of base salary. Target levels for other corporate officers will vary based upon competitive benchmarks and position. The Chief Executive’s award opportunity can range from zero percent to two times the target percent. The Compensation Committee has the discretion to adjust any award and will review and take into account individual performance, level of contribution and the accomplishment of specific project goals that were initiated throughout the plan year. In exercising its discretion, the Compensation Committee received and evaluated goals relating to earnings, income, stock growth, strategic acquisitions and divestitures, improvement of liquidity position, strengthening counterparty credit, construction projects, increase in megawatt capacity, and employee and organizational development and recommended Mr. Landguth receive a payment of $110,789 or 37.5 percent of the target payout level. Other corporate officers received payouts under this plan based upon 2003 corporate and divisional financial goals as well as their level of contribution to the accomplishment of specific goals that ranged from zero percent to 37.5 percent of the respective individual targets, with the exception of one officer who received 86 percent of his respective target.

        Long-term incentive compensation is based on long-term incentives granted by the Compensation Committee under our 1999 Stock Option Plan (“Stock Option Plan”) and 2001 Omnibus Incentive Compensation Plan (“Omnibus Incentive Plan”). Both of these plans were previously approved by our shareholders. The Stock Option Plan and Omnibus Incentive Plan are intended to promote our goals and link the personal interests of participants to those of our shareholders; to provide participants with an incentive for excellence in individual performance; to provide teamwork among participants; and to provide flexibility to us in our ability to motivate, attract, and retain the services of participants who make significant contributions to our success and allow participants to share in such success. The Compensation Committee oversees the administration of the Stock Option Plan and Omnibus Incentive Plan with full power and authority to determine when and to whom awards will be granted and the type, amount and other terms and conditions of each award. The Compensation Committee believes that executive compensation tied to stock price appreciation is an effective way to align the interests of management with those of our shareholders.

        In 2003, awards of restricted stock or restricted stock units and nonqualified stock options were granted to corporate officers who participated in the Long-Term Incentive Compensation Plan. The value of these awards were reflective of corporate performance in 2002 as well as the intent to be market competitive based upon market data presented by Hewitt Associates. Restricted shares and units vest one-third a year over a three-year period. Dividends are paid on the restricted shares and dividends accrue on restricted stock units; however, any unvested restricted shares or units are forfeited if an officer’s employment is terminated for any reason other than death, disability, retirement or vesting in connection with a change of control. The Chairman and Chief Executive Officer received an award of 15,219 restricted stock units. Awards of restricted stock and restricted stock units to other plan participants ranged from 1,015 shares to 10,680 shares.

        In 2003, under the Long-Term Incentive Compensation Plan, nonqualified stock options were granted. The Chairman and Chief Executive Officer received 52,390 options. Grants of similar stock options were made to other corporate officers that ranged in size from 3,493 options to 36,765 options. Nonqualified stock option awards are granted with an exercise price equal to the market price of our common stock on the date of grant and vest one-third a year over a three-year period. All options expire ten years from the date of grant.

        Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, limits the tax deductibility by a corporation of compensation in excess of $1 million paid to its Chief Executive Officer and any of its four most highly compensated executive officers. However, compensation, which qualifies as “performance-based” is excluded from the $1 million limit, if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the corporation’s shareholders.

        It is our policy to qualify, to the extent reasonable, our executive officers’ compensation for deductibility under applicable tax law. However, we intend to retain the flexibility necessary to provide total cash compensation in line with competitive practice, our compensation philosophy, and our best interests and may from time to time pay compensation to our executive officers that may not be deductible for tax purposes.

COMPENSATION COMMITTEE

David C. Ebertz	John R. Howard	Kay S. Jorgensen
Richard Korpan	Thomas J. Zeller, Chairperson

        The following table sets forth the compensation we paid for the fiscal year ended December 31, 2003, to our Chief Executive Officer and the four other most highly compensated executive officers who were serving as executive officers at the end of 2003. Compensation amounts shown in the table are based upon calendar earnings. Adjustments to the compensation of executive officers normally occur on June 1 of each year.

SUMMARY COMPENSATION TABLE
		Annual Compensation		Long-Term Compensation		All Other Compensation (3)
Name and Principal Position	Year	Salary	Bonus(1)	Restricted Stock Awards(2)	Securities Underlying Options Granted

Daniel P. Landguth	2003	$528,419	$110,789	$427,500	52,390	--
Chairman and	2002	510,084	176,126	250,000	24,295	--
Chief Executive Officer	2001	440,901	551,210	296,397	--	--
Everett E. Hoyt	2003	$356,396	$68,006	$300,000	36,765	--
President and	2002	345,346	97,036	110,039	10,110	--
Chief Operating Officer	2001	302,847	282,150	153,956	--	--
Thomas M. Ohlmacher	2003	$309,100	$85,000	$277,500	49,007	$89,513
President and Chief Operating	2002	292,142	325,013	110,035	9,190	6,000
Officer of Wholesale Business	2001	229,904	430,560	61,782	2,500	5,100
Segment
John W. Salyer (became	2003	$295,523	$145,000	$112,500	13,787	$6,000
an executive officer in April 2003)
Executive Vice President -
Strategic Planning and
Development (4)
David R. Emery	2003	$199,866	$138,363	$112,500	21,287	$6,000
President and Chief Operating	2002	179,671	76,713	50,018	4,595	6,000
Officer of Retail Business	2001	151,574	179,743	9,965	5,000	5,100
Segment

        (1)Bonus amounts include amounts earned under the Short-Term Annual Incentive Plan. Mr. Ohlmacher’s bonus in 2003 includes an $85,000 deal bonus and his bonus in 2001 includes a $269,100 energy-marketing bonus. Mr. Salyer’s bonus in 2003 includes $145,000 of deal bonuses of which $60,000 was deferred. Mr. Emery’s bonus in 2003 and 2001 includes $50,000 and $29,000 of deal bonuses, respectively.

        (2)Valued at fair market value on the date of grant. The restricted stock vests one-third a year for three years from date of grant, assuming continued employment. The officers have the option of taking restricted stock or deferring the award into restricted stock units. Dividends are paid on the restricted stock. Dividends accrue as reinvested stock units on the restricted stock units.

        At December 31, 2003, the Named Officers had the following amounts of restricted stock or restricted stock units: Mr. Landguth – 22,658 restricted stock units ($675,888); Mr. Hoyt – 10,988 restricted stock units and 2,495 shares ($402,198); Mr. Ohlmacher – 12,501 restricted stock units ($372,905); Mr. Salyer – 4,005 shares ($119,469); and Mr. Emery – 5,015 shares ($149,597).

        (3)All other compensation includes amounts allocated under the 401(k) match. In addition, Mr. Ohlmacher's Other Compensation for 2003 includes $83,513 for relocation costs.

        (4)Mr. Salyer resigned from the Company on February 19, 2004. Mr. Salyer’s severance agreement is disclosed under the caption “Executive Employment Contracts, Severance Agreements and Change in Control Agreements.”

        The following table sets forth information with respect to options granted during 2003.

BLACK HILLS CORPORATION STOCK OPTION GRANTS IN 2003(1)
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees	Exercise Price	Expiration Date	Grant Date Present Value(2)
Daniel P. Landguth	52,390	18.1%	$28.09	05/15/13	$142,500
Everett E. Hoyt	36,765	12.7%	$28.09	05/15/13	$100,000
Thomas M. Ohlmacher	15,000	5.2%	$27.49	03/31/13	$41,100
	34,007	11.7%	$28.09	05/15/13	$92,500
John W. Salyer	13,787	4.8%	$28.09	05/15/13	$37,500
David R. Emery	7,500	2.6%	$27.49	03/31/13	$20,550
	13,787	4.8%	$28.09	05/15/13	$37,500

        (1)Options vest annually in installments of 33 percent per year beginning on the first anniversary of the date of grant.

        (2)The Black-Scholes option-pricing model was used in determining the present value of the options granted. The assumptions utilized in the Black-Scholes model are as follows: 47 percent for expected volatility; 3.1 percent for risk free rate of return; 4.3 percent for dividend yield; and seven years for the time of exercise.

        The following table provides information on stock option exercises by the named executive officers during 2003 and the value of such officers’ unexercised options at December 31, 2003.

STOCK OPTION EXERCISES IN 2003 AND YEAR-END OPTION VALUES
Name	Shares Acquired on Exercise	Value Realized(1)	Number of Securities Underlying Unexercised Options at 12/31/03 Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at 12/31/03 Exercisable/ Unexercisable (2)
Daniel P. Landguth	--	$--	71,932/68,587	$490,663/$91,159
Everett E. Hoyt	--	$--	78,055/41,820	$627,902/$63,971
Thomas M. Ohlmacher	9,000	$100,650	57,729/55,968	$421,928/$94,272
John W. Salyer	--	$--	15,666/17,621	$0/$23,989

David R. Emery	--	$--	47,864/26,018	$323,940/$41,539

        (1)Value realized is the market value of the shares at exercise date minus the exercise price.

        (2)Value of unexercisable options is the market value of the shares at year-end minus the exercise price.

Retirement Plans

        We have a defined benefit retirement plan, a pension plan, covering approximately 60 percent of our employees. The plan provides benefits at retirement based on length of employment service and average monthly pay in the five consecutive calendar years of highest earnings out of the last ten years. Our employees do not contribute to the plan. The amount of annual contribution by us to the plan is based on an actuarial determination. Accrued benefits become 100 percent vested after an employee completes five years of service.

        We also have a Pension Equalization Plan, a nonqualified supplemental plan, in which benefits are not tax deductible until paid. The plan is designed to provide the higher paid executive employee a retirement benefit which, when added to social security benefits and the pension to be received under the defined benefit retirement plan, will approximate retirement benefits being paid by other employers to its employees in similar executive positions. The employee’s pension from the qualified pension plan is limited under current law to $165,000 annually and the compensation taken into account in determining contributions and benefits cannot exceed $205,000 and cannot include nonqualified deferred compensation. The amount of deferred compensation paid under nonqualified plans such as the Pension Equalization Plan is not subject to these limits. A participant under the Pension Equalization Plan does not qualify for benefits until the benefits become vested under a vesting schedule — 20 percent after three years of employment under the plan increasing up to 100 percent vesting after eight years of employment under the plan. No credit for past service is granted under the Pension Equalization Plan. The annual benefit is 25 percent of the employee’s average earnings, if salary was less than two times the Social Security Wage Base, or 30 percent, if salary was more than two times the Social Security Wage Base, multiplied by the vesting percentage. Average earnings are normally an employee’s average earnings for the five highest consecutive full years of employment during the ten full years of employment immediately preceding the year of calculation. The annual Pension Equalization Plan benefit is paid on a monthly basis for 15 years to each participating employee and, if deceased, to the employee’s designated beneficiary or estate, commencing at the earliest of death or when the employee is both retired and 62 years of age or more. A participant with vested benefits who is 55 years of age or more and no longer an employee of the Company may elect to be paid benefits beginning at age 55 or older, subject to a discount of such benefits.

        In the event that at the time of a participant’s retirement, the participant’s salary level exceeds the qualified pension plan annual compensation limitation of $205,000 or includes nonqualified deferred compensation, then the participant shall receive an additional benefit which is measured by the difference between (i) the monthly benefit which would have been provided to the participant under the defined benefit retirement plan as if there were no annual compensation limitation and no exclusion on nonqualified deferred compensation, and (ii) the monthly benefit to be provided to the participant under the defined benefit retirement plan.

        Participants in the Pension Equalization Plan are designated by our Board of Directors upon recommendation of the Chief Executive Officer. Selection is based on key employees as determined by management and consideration of performance rather than being based solely on salary. The minimum salary component applied in the selection process is the maximum annual Social Security taxable wage base that is presently at $87,900.

Retirement Benefits

        The following table illustrates estimated annual benefits payable under the defined benefit retirement plan and the Pension Equalization Plan to our employees who retire at the normal retirement date.

Years of Service
Annual Pay	15 Years	20 Years	25 Years	30 Years	35 Years
$200,000	$102,969	$118,092	$133,215	$148,338	$163,461
250,000	129,369	148,492	167,615	186,738	205,861
300,000	155,769	178,892	202,015	225,138	248,261
350,000	182,169	209,292	236,415	263,538	290,661
400,000	208,569	239,692	270,815	301,938	333,061
450,000	234,969	270,092	305,215	340,338	375,461
500,000	261,369	300,492	339,615	378,738	417,861
550,000	287,769	330,892	374,015	417,138	460,261
600,000	314,169	361,292	408,415	455,538	502,661
650,000	340,569	391,692	442,815	493,938	545,061
700,000	366,969	422,092	477,215	532,338	587,461
750,000	393,369	452,492	511,615	570,738	629,861
800,000	419,769	482,892	546,015	609,138	672,261
850,000	446,169	513,292	580,415	647,538	714,661

        The years of credited service under the defined benefit retirement plan for the executive officers shown in the preceding summary compensation table are as follows: Daniel P. Landguth, 34 years; Everett E. Hoyt, 30 years; Thomas M. Ohlmacher, 29 years; John W. Salyer, 0 years; and David R. Emery, 14 years. Mr. Hoyt’s benefits will be reduced for pension benefits received from prior employment.

        The benefits in the foregoing table were calculated as a straight life annuity. Amounts shown are exclusive of Social Security benefits and include benefits from both the defined benefit retirement plan and from the Pension Equalization Plan assuming a 100 percent vested interest in the Pension Equalization Plan.

Nonqualified Deferred Compensation Plan

        We have a Nonqualified Deferred Compensation Plan for a select group of management or highly compensated employees. Eligibility is determined by the Compensation Committee. Eligible employees may elect to defer up to 50 percent of their base salary, up to 100 percent of their Short-Term Annual Incentive Plan Award, including Company stock, and elect to defer restricted stock grants in the form of restricted stock units. The deferrals are deposited into a trust account where the participants may direct the investment of the deferrals (except for Company stock and restricted stock unit deferrals) as allowed by the plan. Investment earnings are credited to the participants’ accounts. Upon retirement, the Company will distribute the account balance to the participant according to the distribution election filed with the Compensation Committee. The participants may elect either a lump sum payment to be paid within 30 days of retirement, or annual or monthly installments over a period of years designated by the participant, but not to exceed 15 years.

Retirement Savings Plan

        We have a Retirement Savings Plan under Section 401(k) of the Internal Revenue Code of 1986, as amended, which permits our employees and those of our subsidiaries, including officers, to elect to invest up to 20 percent of their eligible earnings on a pre-tax basis into an investment fund subject to limitations imposed by the Internal Revenue Code.

        We provide a matching contribution of 100 percent of the employee’s tax deferred contribution, subject to a maximum of three percent of the employee’s compensation. Employees may invest the contribution provided by the Company in any of the investment choices offered in the Retirement Savings Plan.

        Distribution from the fund will be made to employees at termination of employment, retirement, death, or in case of hardship. No amounts were paid or distributed pursuant to the Retirement Savings Plan to the individuals named herein nor to the officers as a group.

Executive Employment Contracts, Severance Agreements and Change of Control Agreements

        The following describes the employment contracts, severance agreements and change of control agreements that are in place for certain executives named in the Summary Compensation Table.

Daniel P. Landguth

        Mr. Landguth executed an employment contract with Black Hills Corporation, as approved by the Board of Directors, effective December 20, 2002. Under the Agreement, Mr. Landguth was to be employed as Chief Executive Officer of the Company until May 31, 2005 (“Termination Date”), when Mr. Landguth was to retire as an executive officer of the Company unless the succession planning process of the Board resulted in an earlier retirement that coincided with the appointment of a new Chief Executive Officer. During his employment as Chief Executive Officer under the contract, Mr. Landguth’s annualized salary was a base sum not less than $516,500. The contract stated that if a new Chief Executive Officer was appointed prior to Mr. Landguth’s Termination Date, then Mr. Landguth is to be paid pursuant to the Agreement through May 31, 2005. In January 2004, the Board appointed a new Chief Executive Officer and Mr. Landguth resigned from that role. The Agreement further provides for the engagement of Mr. Landguth as an independent contractor consultant of the Company from June 1, 2005 through May 31, 2008.As a non-employee consultant, Mr. Landguth shall be paid as follows: From June 1, 2005 to May 31, 2006, the sum of $300,000; From June 1, 2006 to May 31, 2007, the sum of $200,000; and From June 1, 2007 to May 31, 2008, the sum of $100,000. The Agreement also provides that Mr. Landguth, beginning on June 1, 2005, shall receive payment of undiscounted Pension Equalization Plan benefits at age 58, at the rate and on the terms that would have been payable commencing at the age of 62.

        The Agreement may be terminated without cause by either party, on thirty (30) days written notice. In the event of termination by the Company without cause, Mr. Landguth shall receive payment of compensation and benefits through the Termination Date. A termination of the Agreement pursuant to a “change of control” of the Company is deemed to constitute a termination without cause. Mr. Landguth shall likewise receive payment through the Termination Date in the event he terminates the Agreement for “good reason.” The Agreement defines “good reason” for termination to include non-consensual changes in any of Mr. Landguth’s duties or responsibilities; any material, uncured failure by the Company to comply with any of the provisions of the Agreement; any non-consensual requirement by the Company that Mr. Landguth be based at any office or location other than an office or location in Rapid City, South Dakota, except for travel reasonably required in the performance of his responsibilities; and any proposed termination by the Company of the employment otherwise than as permitted by the Agreement. If the Company terminates the Agreement for “just cause,” however, Mr. Landguth shall receive thirty (30) days written notice of termination, with no employment compensation or benefits paid beyond the date of termination. “Just cause” for termination includes an act of dishonesty on Mr. Landguth’s part which is intended to result in his substantial personal enrichment at the expense of the Company; repeated violations by Mr. Landguth of his obligations under the Agreement which are demonstrably willful and deliberate and which result in material injury to the Company; conduct of a criminal nature which has or which is more likely than not to have a material adverse effect on the Company’s reputation or standing in the community or on its continuing relationships with its customers or those who purchase or use its products; or fraudulent conduct in connection with the business or affairs of the Company, regardless of whether the conduct is designed to defraud the Company or others.

        In consideration of the Agreement, Mr. Landguth agreed to cancel his Change of Control Agreement previously executed with the Company.

Everett E. Hoyt

        Mr. Hoyt executed an employment contract with Black Hills Corporation, as approved by the Board of Directors, effective December 20, 2002. Under the Agreement, Mr. Hoyt is employed to perform services as assigned by the Chief Executive Officer of the Company until August 8, 2004 (“Termination Date”), when Mr. Hoyt reaches age 65 and will retire as an executive officer of the Company. During the term of the Agreement, Mr. Hoyt’s annualized salary will be a base sum not less than $347,800. The Board of Directors may approve annual increases in the salary rate, and Mr. Hoyt shall be eligible to participate in incentive and other bonus programs customarily provided to executive officers of the Company.

        The Agreement may be terminated without cause by either party, on thirty (30) days written notice. In the event of termination by the Company without cause, Mr. Hoyt shall receive payment of compensation and benefits through the Termination Date. A termination of the Agreement pursuant to a “change of control” of the Company is deemed to constitute a termination without cause. Mr. Hoyt shall likewise receive payment through the Termination Date in the event he terminates the Agreement for “good reason.” The Agreement defines “good reason” for termination to include non-consensual changes in any of Mr. Hoyt’s duties or responsibilities; any material, uncured failure by the Company to comply with any of the provisions of the Agreement; any non-consensual requirement by the Company that Mr. Hoyt be based at any office or location other than an office or location in Rapid City, South Dakota, except for travel reasonably required in the performance of his responsibilities; and any proposed termination by the Company of the employment otherwise than as permitted by the Agreement. If the Company terminates the Agreement for “just cause,” however, Mr. Hoyt shall receive thirty (30) days written notice of termination, with no employment compensation or benefits paid beyond the date of termination. “Just cause” for termination includes an act of dishonesty on Mr. Hoyt’s part which is intended to result in his substantial personal enrichment at the expense of the Company; repeated violations by Mr. Hoyt of his obligations under the Agreement which are demonstrably willful and deliberate and which result in material injury to the Company; conduct of a criminal nature which has or which is more likely than not to have a material adverse effect on the Company’s reputation or standing in the community or on its continuing relationships with its customers or those who purchase or use its products; or fraudulent conduct in connection with the business or affairs of the Company, regardless of whether the conduct is designed to defraud the Company or others.

        In consideration of the Agreement, Mr. Hoyt agreed to cancel his Change of Control Agreement previously executed with the Company.

        Coincident with the execution of the Agreement, the Board of Directors also approved a First Amendment to the Agreement for Supplemental Pension Benefit dated January 20, 1992. The Agreement for Supplemental Pension Benefits, executed following Mr. Hoyt’s employment with the Company, provided that Mr. Hoyt would receive credit for years of service with a prior employer, for purposes of calculating his entitlement to benefits under the Company’s Pension Plan. The Amendment provided that the term “Pension Plan” includes the Employee’s Defined Benefit Plan, Pension Plan, and Pension Equalization Plan.

Severance Agreement

        Effective February 26, 2004, the Company entered into a Severance Agreement and Release with John W. Salyer, whose resignation from the Company occurred on February 19, 2004. The Agreement provides for payment of a severance amount of $200,000 which includes $60,000 in deferred deal bonus compensation. The Company agreed to pay four months of medical/health insurance coverage, and the sum of $5,000, as an allowance for professional career transition assistance.

Change of Control Agreements

        We have entered into change of control severance agreements with senior executive officers and other key employees. The change of control severance agreements provide for certain payments and other benefits to be payable upon a change in control and a subsequent termination of employment, either involuntary or for a good reason.

        A change in control is defined in the agreements as:

•	an acquisition of 30 percent or more of our common stock, except for certain defined acquisitions, such as acquisition by employee benefit plans, us, or any of our subsidiaries; or
•

members of our incumbent Board of Directors at the time the agreements were executed cease to constitute at least two-thirds of the members of the Board of Directors, with the incumbent Board of Directors being defined as those individuals consisting of the Board of Directors on the date the agreement was executed and any other directors elected subsequently whose election was approved by the incumbent Board of Directors; or

•	approval by our shareholders of:
•	a merger, consolidation, or reorganization;
•	liquidation or dissolution;
•

or agreement for sale or other disposition of all or substantially all of our assets, with exceptions for transactions which do not involve an effective change in control of voting securities or Board of Directors membership, and transfers to subsidiaries or sale of subsidiaries; and

•	all regulatory approvals required to effect a change in control have been obtained.

        In the change of control severance agreements, a good reason for termination which would trigger payment of benefits is defined to include:

•	a change in the executive's status, title, position or responsibilities;
•	a reduction in the executive's annual compensation or any failure to pay the executive any compensation or benefits to which he or she is entitled within seven days of the date due;
•	any material breach by us of any provisions of the change of control severance agreement;
•	requiring the executive to be based outside a 50-mile radius from their present duty assignment; or
•	our failure to obtain an agreement from any successor company to assume and agree to perform the change of control severance agreement.

        Upon a change in control, the executive will have an employment contract for a three-year period, but not beyond age 65. During this employment term, the executive shall receive annual compensation at least equal to the highest rate in effect at any time during the one-year period preceding the change in control and shall also receive employment welfare benefits, pension benefits, and supplemental retirement benefits on a basis no less favorable than those received prior to the change in control.

        If the executive’s employment is terminated during the three-year employment term involuntarily, or for a good reason, then the executive is entitled to the following benefits:

•

severance pay equal to 2.99 times executive’s five-year average taxable compensation, provided that the foregoing payment is subject to proportionate reduction based upon when termination takes place during the three-year employment term and based upon a ratio of the executive’s employment term to 36 months; and

•

continuation of employee welfare benefits for the remainder of the employment term, with an offset for similar benefits received, along with additional credited service under the Pension Equalization Plan and defined benefit retirement plan equal to the remainder of the employment term.

        The change of control severance agreements contain a “cap” provision which reduces any amounts payable to an amount which would prevent any payments from being nondeductible under the Internal Revenue Code. The change of control severance agreements provide for reimbursement of legal fees and expenses of the executive incurred after the change in control by the executive in seeking to obtain or enforce any benefits provided by the change of control severance agreement. The executive is not required to mitigate the amount of any payment or benefit by seeking other employment or otherwise, and the payments or benefits are not reduced whether or not the executive obtains other employment and/or benefits, except for employee welfare benefits.

Audit Committee Report

        In accordance with our written charter adopted by the Board of Directors, and as revised in December 2003, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. The full text of the Audit Committee Charter is attached to this proxy statement as Appendix A, and is available in the “Governance” section of the Company’s website (www.blackhillscorp.com/corpgov.htm). In accordance with the rules of the NYSE, all of the members of the Audit Committee are independent and financially literate. The Board determined that Mr. Brundage has the requisite attributes of an “audit committee financial expert” as provided in regulations promulgated by the Securities and Exchange Commission, and that such attributes were acquired through relevant education and/or experience. During the current year, the Audit Committee held ten meetings, and the Committee Chairperson, as representative of the Committee, discussed the interim financial information contained in each quarterly earnings announcement with the Chief Financial Officer, Vice President – Controller and our independent auditors, Deloitte & Touche LLP, prior to public release.

        The Audit Committee oversees our financial process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addition, the Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, and reviewed staffing levels and steps taken to implement recommended improvements in internal procedures and controls.

        The Audit Committee obtained from Deloitte & Touche LLP a formal written statement describing all relationships between the auditors and us that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with Deloitte & Touche LLP any relationships that may impact their objectivity and independence and satisfied itself as to their independence. The Committee also discussed the quality and adequacy of the Company’s internal controls with management, the internal auditors and Deloitte & Touche LLP. In addition the Committee reviewed with both the internal auditors and Deloitte & Touche LLP audit plans, audit scope and identification of risks.

        The Audit Committee reviewed and discussed with Deloitte & Touche LLP all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and, with and without management present discussed and reviewed the results of the internal audit examinations and Deloitte & Touche LLP’s examination of the financial statements.

        Based on the above-mentioned review and discussions with management and Deloitte & Touche LLP, the Audit Committee recommended to the Board that our audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission. The Audit Committee also appointed, subject to ratification by our shareholders, Deloitte & Touche LLP as the independent auditors for 2004.

        The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. The Audit Committee will generally pre-approve a list of specific services and categories of services, including audit, audit-related, tax and other services, for the upcoming or current fiscal year, subject to a specified cost level. Any service that is not included in the approved list of services must be separately pre-approved by the Audit Committee. Further approval by the Audit Committee is also required if any previously approved service exceeds estimated or budgeted amounts by 25 percent, or if the sum of all pre-approval services exceeds budgeted amounts by 10 percent in the aggregate.

AUDIT COMMITTEE

Bruce B. Brundage, Chairperson	John R. Howard
Kay S. Jorgensen	Thomas J. Zeller

Principal Accounting Firm Fees

        The following table sets forth the aggregate fees for services provided to us for the fiscal years ended December 31, 2003 and 2002 by our principal accounting firm, Deloitte & Touche LLP. Certain amounts for 2002 have been reclassified to conform to the 2003 presentation.

	2003	2002

Audit Fees	$1,762,780	$2,210,975
Audit-Related Fees	57,047	97,656
Tax Fees	1,169,265	761,300
All Other Fees	--	--

        Audit Fees. Fees for professional services rendered for the audits of the Company’s consolidated financial statements, and review of the interim consolidated financial statements included in quarterly reports and services that generally only the independent auditor can reasonably provide, such as comfort letters, statutory audits, consents and assistance with and review of documents filed with the Securities and Exchange Commission. Audit fees for 2002 also include fees associated with the reaudit of the Company’s financial statement for the years 2001, 2000 and 1999. The Company dismissed Arthur Andersen LLP as its independent auditors in 2002 and engaged Deloitte & Touche LLP to reaudit its financial statements for the years 2001, 2000 and 1999.

        Audit-Related Fees. Fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include internal control reviews, attest services that are not required by statute or regulation, employee benefit plan audits, and consultations concerning financial accounting and reporting standards.

        Tax Fees. Fees for services related to tax compliance, and tax planning and advice including tax assistance with tax audits. These services include assistance regarding federal, state and Canadian tax compliance and advice, review of tax returns, and federal, state and Canadian tax planning.

        All Other Fees. Fees for products and services other than the services reported above.

Stock Performance Graph

        The graph below compares the cumulative shareholder return on our common stock for the last five fiscal years with the cumulative total return of the S&P 500 Index and the Edison Electric Institute Electric Index over the same period, assuming the investment of $100 on December 31, 1998, and the reinvestment of all dividends.

ITEM 2:  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The firm of Deloitte & Touche LLP, independent public accountants, conducted the audit of Black Hills Corporation and its subsidiaries for 2003. Representatives of Deloitte & Touche LLP will be present at our annual meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

        Audit services performed by Deloitte & Touche LLP during 2003 included the audits of our financial statements and those of our subsidiaries and the review of interim financial information.

        Our Audit Committee, subject to ratification by our shareholders, has appointed Deloitte & Touche LLP to perform an audit of our consolidated financial statements and those of our subsidiaries for the year 2004 and to render their reports. If shareholder approval for the appointment of Deloitte & Touche LLP is not obtained, the Audit Committee will reconsider the appointment.

THE BOARD OF DIRECTORS RECOMMEND A VOTE FOR RATIFICATION
OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP TO SERVE AS
INDEPENDENT PUBLIC ACCOUNTANTS FOR THE YEAR 2004

        On May 24, 2002, upon its review of the recommendation of the Audit Committee, the Board of Directors approved the dismissal of Arthur Andersen LLP (“Arthur Andersen”) as the Company’s independent auditors effective May 24, 2002.

        In connection with the audits of the Company’s two fiscal years ended December 31, 2001, and the subsequent interim period prior to May 24, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen, would have caused Arthur Andersen to make reference thereto in its report on the financial statements of the Company for such time periods. Also, during those time periods, there were no “reportable events,” as such term is used in Item 304(a)(1)(v) of Regulation S-K.

ITEM 3:  TRANSACTION OF OTHER BUSINESS

        Our Board of Directors does not intend to present any business for action by our shareholders at the meeting except the matters referred to in this proxy statement. If any other matters should be properly presented at the meeting, it is the intention of the persons named in the accompanying form of proxy to vote thereon in accordance with the recommendations of our Board of Directors.

SHAREHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

        Shareholder proposals intended to be presented at our 2005 annual meeting of shareholders and considered for inclusion in our proxy materials must be received by our Corporate Secretary in writing at our executive offices at 625 Ninth Street, P.O. Box 1400, Rapid City, South Dakota 57709, prior to December 15, 2004. Any proposal submitted must be in compliance with Rule 14a-8 of Regulation 14A of the Securities and Exchange Commission.

        If a shareholder, who intends to present a proposal at our 2005 annual meeting of shareholders and has not sought inclusion of the proposal in our proxy materials pursuant to Rule 14a-8, fails to provide us with notice of such proposal by February 28, 2005, then the persons named in the proxies solicited by our Board of Directors for our 2005 annual meeting of shareholders may exercise discretionary voting power with respect to such proposal.

SHARED ADDRESS SHAREHOLDERS

        In accordance with a notice sent to eligible shareholders who share a single address, we are sending only one annual report and proxy statement to that address unless we receive instructions to the contrary from any shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a shareholder of record residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she may contact Shareholder Relations at the below address. Eligible shareholders of record receiving multiple copies of our annual report and proxy statement can request householding by contacting us in the same manner. Shareholders who own shares through a bank, broker or other nominee can request householding by contacting the nominee.

        We hereby undertake to deliver promptly, upon written or oral request, a separate copy of the annual report to shareholders, or proxy statement, as applicable, to our shareholders at a shared address to which a single copy of the document was delivered.

Shareholder Relations Black Hills Corporation P.O. Box 1400 Rapid City, SD 57709 (605)721-1700

        Please vote your shares by telephone, by the Internet or by promptly returning the accompanying form of proxy, whether or not you expect to be present at the meeting.

ANNUAL REPORT ON FORM 10-K

        A copy of our Annual Report on Form 10-K (excluding exhibits), for the year ended December 31, 2003, which is required to be filed with the Securities and Exchange Commission, will be made available to shareholders to whom this Proxy Statement is mailed, without charge, upon written or oral request to Shareholder Relations, Black Hills Corporation, P.O. Box 1400, Rapid City, SD 57709, Telephone Number: (605) 721-1700. Our Annual Report on Form 10-K also may be accessed through our website at www.blackhillscorp.com.

By Order of the Board of Directors, ROXANN R. BASHAM Vice President - Governance and Corporate Secretary

Dated: April 14, 2004

Appendix A

Charter of the Audit Committee of the Board of Directors
Black Hills Corporation

I.	Authority

This Audit Committee Charter was initially adopted by the Board of Directors on May 23, 2000, and last revised on December 9, 2003.

II.	Audit Committee Purpose

The Audit Committee is appointed by the Board of Directors to assist the Board in its oversight of the integrity of the financial statements of the Company, of the Company’s compliance with legal and regulatory requirements, of the independence, performance and qualifications of the independent auditor, and of the performance of the Company’s internal audit function. The Audit Committee’s primary duties and responsibilities are to:

•

Monitor the integrity of the Company’s financial reporting process, systems of internal controls and disclosure controls regarding finance, accounting, and legal compliance regarding financial reporting.

•	Review areas of potential significant financial risk to the Company.
•	Appoint, compensate and monitor the independence and performance of the Company’s independent auditors and internal auditing department.
•	Pre-approve all auditing and non-audit services.
•	Provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors.
•	Oversee the Company’s process for monitoring compliance with the Code of Conduct.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee may retain, at Company expense, and terminate such accounting, audit, tax consultants, legal counsel and other experts or advisors as the Committee shall deem appropriate in its discretion. The Committee shall have authority, with input from the Board of Directors, to approve related fees and retention terms. The Audit Committee will report to the Board of Directors regarding the retention terms for special legal, accounting, audit, tax or other consultants or experts.

III.	Audit Committee Composition, Meetings and Reports

1.

The Audit Committee shall be comprised of three or more directors as determined by the Board. All members of the committee shall be independent directors in accordance with standards established by law, regulation or the New York Stock Exchange (NYSE). All members of the Committee shall have sufficient financial experience and ability to enable them to discharge their responsibilities, including a working familiarity with finance and accounting practices. At least one member shall be an audit committee financial expert, as determined by the Board in accordance with applicable laws and regulations.

2.

Audit Committee members shall be appointed annually by the Board on recommendation of the Governance Committee, and may be removed by the Board in its discretion. If an Audit Committee Chairperson is not designated by the Board, the members of the Committee may designate a Chairperson by majority vote of the Committee membership.

3.

No member of the Audit Committee may receive compensation from the Company other than director or committee fees. The Committee shall advise the Board regarding limitations upon the number of audit committees for public companies on which a member of the Committee may serve.

4.

The Committee shall meet at least five times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. Periodically the Committee should meet in executive session with management, the manager of internal audit, the independent auditors, and as a Committee to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee, or at least its Chairperson, should communicate with management and the independent auditors quarterly to review the Company’s audited financial statements and significant findings based upon the auditor’s review procedures.

5.

The Committee shall report its recommendations to the Board after each Committee meeting and shall conduct and present to the Board an annual performance evaluation of the Committee. Minutes of Committee meetings shall be prepared by the Secretary, or other designee of the Audit Committee Chairperson.

IV.	Audit Committee Responsibilities and Duties

Responsibility to Review and Investigate

1.	Review and reassess the adequacy of this Charter at least annually, submit the charter to the Board for approval, and publish the Charter in accordance with SEC regulations.

2.

Review and discuss with management and the independent auditor the Company’s annual audited financial statements and quarterly financial statements, including matters required to be reviewed under applicable legal, regulatory or NYSE requirements.

3.

In consultation with management, the independent auditors, and the internal auditors, consider the design and operation of the Company’s financial reporting processes, internal and disclosure controls. Discuss with management, internal auditors, and the independent auditor, as appropriate: critical accounting policies; alternative treatments; any significant findings; any significant changes in internal controls; audit problems or difficulties cited by the independent auditors and internal auditors, together with management’s response; the Company’s risk assessment and risk management policies; significant financial risk exposures and the steps management has taken to monitor, mitigate, and report such exposures.

4.

Review the Company’s financial accounting and reporting standards and principles, significant changes in such standards or principles or in their application and the key accounting decisions affecting the Company’s financial statements, including the alternatives to, and the rationale for the decisions made. The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

5.

Review and approve the internal corporate audit staff functions, including: the purpose, authority and organizational reporting lines; annual audit plan, budget, and staffing. The Committee shall review with management the Company’s internal system of audit and financial controls and the results of internal audits.

6.	Discuss with management and the independent auditor, as appropriate, earnings press releases and financial information and earnings guidance provided to analysts and to rating agencies.

7.

Monitor the Company’s procedures for ensuring compliance with legal and regulatory requirements regarding financial reporting, review the Company’s Code of Ethics for Financial Officers and monitor compliance with such Code. In connection with these reviews, the Committee will meet, as deemed appropriate, with the General Counsel, the Chief Compliance Officer, and other Company officers or employees.

8.

The Committee shall establish and maintain a procedure for receiving, investigating, and responding to employee complaints or other statements of concern regarding the Company’s accounting, internal accounting controls, independent auditing matters, internal auditing matters or financial reporting. The procedure shall ensure that the confidentiality and anonymity of any disclosing employee shall be protected.

Oversight of Independent Auditors

9.

To recommend, for shareholder approval, the independent auditor to examine the company’s accounts, controls and financial statements. The Committee shall have the sole authority and responsibility to select, evaluate and if necessary replace the independent auditor. The Committee shall have the sole authority to approve all audit engagement fees and terms. The Committee must pre-approve any audit and permitted non-audit services provided to the Company by the independent auditor. The Committee shall ensure the disclosure of services performed by, and fees paid to the outside auditor.

10.

On at least an annual basis, the Committee shall obtain and review a formal written report from the independent auditor delineating: the auditing firm’s internal quality-control procedures; any material issues raised within the preceding five years by the auditing firm’s internal quality-control reviews, by peer reviews of the firm, or by any governmental or other inquiry or investigation relating to any audit conducted by the firm. The Committee will also review steps taken by the auditing firm to address any findings in any of the foregoing reviews. Also, in order to assess auditor independence, the Committee will review at least annually all relationships between the independent auditor and the Company that could impair the auditors’ independence, or constitute a conflict of interest.

11.	Review the independent auditor’s audit plan, and discuss the scope of the plan, staffing, reliance upon management and internal audit, and general audit approach.

12.	Review the experience and qualifications of senior members of the independent audit team and ensure that all partner rotation requirements are executed.

13.

Prior to releasing the year-end and quarterly earnings, discuss the results of the audit with the independent auditors, including but not limited to matters required to be communicated to Audit Committees in accordance with AICPA SAS 61 and 71.

14.

Discuss with the independent auditors the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting. The Committee should resolve any disagreements between management and the independent auditors. The Committee shall conduct at least quarterly a review of required financial reports, including a discussion with the outside auditor concerning the management discussion and analyses portions of such reports.

15.

Set policies for the hiring of employees or former employees of the Company’s independent auditor consistent with legal requirements and rules of the NYSE, and policies for addressing complaints by these individuals concerning compliance with governing laws or regulations.

Oversight of Internal Audit Department
and Legal Compliance

16.

Review annually the internal audit plan, and changes in plan. Oversee the activities, staffing, organizational structure, appointment, qualifications, staffing and compensation, and replacement of members of the internal audit department, as needed.

17.	Review the effectiveness of the internal audit function and significant reports prepared by the internal auditors, together with management’s response and follow-up to these reports.

18.	Review annually with the Internal Audit Manager the results of the monitoring of compliance with the Company’s Code of Conduct.

19.

On at least an annual basis, review with the Company’s General Counsel, and outside counsel if deemed necessary, any legal matters that could have a significant impact on the organization’s financial statements, the Company’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

Other Audit Committee Responsibilities

20.

Annually prepare a report to shareholders as required by the Securities and Exchange Commission, and publish the report in the Company’s annual proxy statement at such times as required by law or regulation.

21.	Perform any other activities consistent with this Charter, the Company’s By-Laws, and governing law, as the Committee or the Board deems necessary or appropriate.

22.	Deliver the minutes of all meetings of the Audit Committee to the Board of Directors.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor.

Date:	December 9, 2003

Approved:	Bruce B. Brundage Audit Committee Chairperson

BLACK HILLS CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 26, 2004

9:30 a.m., Local Time

The Journey Museum
222 New York Street
Rapid City, SD 57701

Black Hills Corporation
P.O. Box 1400, Rapid City, SD 57709                                                                                                                    PROXY

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 26, 2004.

The undersigned hereby appoints David R. Emery, Mark T. Thies and Steven J. Helmers, and each of them, with full power of substitution, to vote all shares of the undersigned at the Annual Meeting of Shareholders to be held at 9:30 a.m., local time, May 26, 2004, at The Journey Museum, 222 New York Street, Rapid City, SD 57701, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement furnished herewith.

Your vote is important! Ensure that your shares are represented at the meeting. Either (1) submit your proxy by touchtone telephone, (2) submit your proxy by Internet, or (3) mark, date, sign, and return this proxy in the envelope provided. If no directions are given, the proxies will vote in accordance with the Board of Directors recommendation on all matters listed on this proxy, and at their discretion on any other matters that may properly come before the meeting.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy.

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE-–TOLL FREE-–1-800-560-1965 — QUICK***EASY***IMMEDIATE

•	Use any touchtone phone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on Tuesday, May 25, 2004.
•	Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET—www.eproxy.com/bkh/ — QUICK***EASY***IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on Tuesday, May 25, 2004.
•	Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Black Hills Corporation, c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card.

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.Election of Directors:	01 Jack W. Eugster	Vote FOR		Vote	
	02 Richard Korpan	all nominees		WITHHELD
	03 Thomas J. Zeller	(except as marked)		from all
nominees

(Instructions: To cumulate votes for any indicated nominee,
write the number of the nominee in the box provided to the right.)                     _________________________________

	For	Against	Abstain

2. Ratify the appointment of Deloitte & Touche LLP to serve			
as Black Hills Corporation's independent auditors in 2004

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address change? Mark Box         
Indicate changes below:
_______________________________
_______________________________

Date ________________________________________________

________________________________________________
Signature(s) Box
Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name or corporation and title of authorized officer signing the proxy.